Exhibit 99

NEWS RELEASE




Date:               April 24, 2007

Contact:            R. Riggie Ridgeway - President & CEO
                    William B. West - Executive Vice President
                    Robert E. Dye, Jr. - Senior Vice President & CFO

To:                 News Media

Release Date:       Immediate




                     PEOPLES BANCORPORATION, INC. ANNOUNCES

                       INCREASE IN FIRST QUARTER EARNINGS,

                        DECLARES QUARTERLY CASH DIVIDEND


Upstate, SC - Peoples Bancorporation, Inc. (PBCE.OB), the parent company for The Peoples National Bank, Easley, South Carolina; Bank of Anderson, N.A., Anderson, South Carolina; and Seneca National Bank, Seneca, South Carolina reported total consolidated earnings of $1,272,000 for the quarter ended March 31, 2007, an increase of 7.7% over the $1,181,000 reported for the quarter ended March 31, 2006. Return on average equity for the first quarter of 2007 was 11.02% compared to 11.23% for the first quarter of 2006. Diluted earnings per share were $0.19 for the first quarter of 2007 compared to $0.18 for the first quarter of 2006.

Total assets at March 31, 2007 were $493,831,000, a $4,542,000 increase over the $489,289,000 in total assets at March 31, 2006.

Commenting on the Company's performance, Company President R. Riggie Ridgeway stated, "We are pleased to report the improvement in this quarter's earnings as compared to the first quarter of 2006." Ridgeway added, "We remain focused on producing sustainable core bank earnings, refining our existing operations while investing in new markets in the Upstate."

In other business, the Company announced that its Board of Directors had approved a quarterly cash dividend of $0.05 per share, which will be paid on June 29, 2007 to shareholders of record as of June 15, 2007.

Currently, The Peoples National Bank maintains four (4) full-service locations: two (2) in Easley, one (1) in Pickens and one (1) in Powdersville, South Carolina; The Peoples National Bank maintains one (1) loan-production office in Greenville, South Carolina; Bank of Anderson, N.A. maintains two (2) locations in Anderson, South Carolina; and Seneca National Bank maintains one (1) location in Seneca, South Carolina.

To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and Form 10-Q for the quarter ended March 31, 2007, which are or will be available from the Securities and Exchange Commission's public reference facilities and from its website at www.sec.gov, or from the Company's shareholders' relations department.

                          PEOPLES BANCORPORATION, INC.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)

                 (Amounts in thousands except share information)

                                               Three Months Ended
                                                     March 31,
Income Statement                         2007          2006         Change
                                         ----          ----         ------
  Net interest income ..............    $4,691        $4,776        -1.78%
  Provision for loan losses ........       150           237       -36.71%
  Other income .....................     1,026         1,028        -0.19%
  Other expenses ...................     3,815         3,880        -1.68%
                                        ------        ------
     Income before income taxes ....     1,752         1,687         3.85%
  Provision for income taxes .......       480           506        -5.14%
                                        ------        ------
     Net Income ....................    $1,272        $1,181         7.71%
                                        ======        ======

  Return on average assets* ........      1.04%         0.98%
  Return on average equity* ........     11.02%        11.23%

Net income per common share**
  Basic ............................    $ 0.19        $ 0.18
  Diluted ..........................    $ 0.19        $ 0.18


                                                     March 31,
Balance Sheet                            2007          2006         Change
                                         ----          ----         ------
Total assets ......................   $493,831      $489,289         0.93%
Gross loans .......................    365,848       381,546        -4.11%
Allowance for loan losses .........      4,077         4,026         1.27%
Loans, net ........................    361,771       377,520        -4.17%
Securities ........................     93,094        73,817        26.11%
Total earning assets ..............    460,759       457,476         0.72%
Total deposits ....................    407,521       396,623         2.75%
Shareholders' equity ..............     47,273        42,330        11.68%
Book value per share** ............       7.06          6.43         9.80%


*  Annualized
** 2006 per share data has been restated to reflect the 5% stock dividend declared in December 2006.